Exhibit 99.25

March 2, 2025

Pershing Square Capital Management, L.P.
787 Eleventh Avenue, 9th Floor
New York, New York  10019
Attn:  William A. Ackman

Ladies and Gentlemen:

Howard Hughes Holdings Inc. (the “Company”), on the one hand, and Pershing Square Capital Management, L.P. (“Pershing Square”), as investment advisor of the funds it advises (such funds, together with Pershing Square, collectively, the “Pershing Square Group”), on the other hand, have mutually agreed to the terms contained in this agreement (this “Agreement”). The Pershing Square Group and the Company are sometimes referred to collectively as the “Parties” and each of the Parties is sometimes referred to individually as a “Party.”

1.          Standstill Provision. During the period commencing on the date of this Agreement and ending on 5:00 p.m. (Eastern Time) March 13, 2025, which date may be extended from time to time with the Parties’ written consent, the Company shall not, and shall ensure that each Representative of the Company or any subsidiary or controlled affiliate of the Company does not, in any manner, directly or indirectly, enter into any agreement or plan, adopt any amendment to its certificate of incorporation or bylaws, or otherwise take any action with the effect or intent of disenfranchising in any manner, or otherwise conditioning, limiting or restricting the rights of, its stockholders or make any public proposal or statement regarding the foregoing; and the Pershing Square Group shall not, and shall ensure that each Representative of the Pershing Square Group or of any subsidiary or controlled affiliate of the Pershing Square Group does not, without the Company’s prior written consent, in any manner, directly or indirectly:

(a)          acquire beneficial ownership of any securities of the Company in excess of the beneficial ownership of the Pershing Square Group disclosed in the Schedule 13D/A filed on February 18, 2025 (the “Schedule 13D/A”), including through the use of a derivative instrument or voting agreement or otherwise;

(b)          make, effect, initiate, cause or participate in any tender offer, exchange offer, or similar extraordinary transaction involving the Company or any subsidiary of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary of the Company;

(c)           other than consistent with the recommendation of the Board of Directors of the Company (the “Board of Directors”) or at the Board of Directors’ direction, solicit proxies, consents or other authority as applicable of stockholders of the Company (including any solicitation asking stockholders to withhold votes on a matter or to vote on a matter), conduct any other type of referendum (binding or non-binding) of stockholders of the Company, become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934) in any such solicitation or referendum or encourage, assist, advise or influence any other person or assist any third party in so doing, or publicly disclose how it intends to vote or act on any such matter; provided, however, that the Pershing Square Group may publicly disclose how it intends to vote in any such proxy solicitation or referendum if and to the extent required by any applicable legal requirement (except for such requirement that arises as a result of the actions on or after the date hereof of the Pershing Square Group otherwise in violation of this Agreement);

(d)         seek to call a special meeting of stockholders or submit or present at any annual or special meeting of stockholders any proposal (binding or non-binding) for consideration for action by stockholders or propose any nominee for election to the Board of Directors or seek the removal of any member of the Board of Directors; or

(e)           except as provided in the Schedule 13D/A, form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company.

Notwithstanding anything in this Section 1 to the contrary, the Pershing Square Group may continue to communicate with the Board of Directors regarding the transactions of the type contemplated by this Section 1 or a waiver, termination or amendment of the provisions of this Agreement.

Notwithstanding anything in this Agreement to the contrary, actions taken or omitted to be taken in order to comply with fiduciary duties or contractual obligations owed to Pershing Square’s investment advisory clients or otherwise required to comply with applicable laws and regulations will not be restricted.

2.         Remedies.  Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by the other Party (the “Breaching Party”) or by any of the Breaching Party’s Representatives and that the non-breaching Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled, without proof of actual damages and without the requirement of posting a bond or other security, to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the Breaching Party or any of the Breaching Party’s Representatives.  The equitable remedies referred to above will not be deemed to be the exclusive remedies of a Party for a breach of this Agreement by the Breaching Party or any of its Representatives, but rather will be in addition to all other remedies available at law or in equity to each Party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that the Breaching Party or any of its Representatives has breached this Agreement, the Breaching Party will be liable for, and will pay to the non-breaching Party and the non-breaching Party’s Representatives, the reasonable legal fees incurred by the non-breaching Party and the non-breaching Party’s Representatives in connection with such litigation (including any appeal relating thereto).

3.          Successors and Assigns; Applicable Law; Jurisdiction and Venue; Waiver of Jury Trial.  This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and permitted assigns. Nothing in this Agreement is intended to confer on any person (other than the Pershing Square Group and the Company) any rights or remedies of any nature. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws).  Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum. Notwithstanding the foregoing, actions or proceedings may be commenced in any jurisdiction, if necessary, to enforce or satisfy orders or judgments of such courts.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND AGREE THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION DESCRIBED ABOVE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION AND THAT ANY SUCH ACTION WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

4.          Miscellaneous.

(a)          For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each person that is or becomes: (i) a subsidiary or other affiliate of such Party (excluding, in the case of Pershing Square, its investment advisory clients (the “PS Funds”)); or (ii) an officer, director, employee, consultant, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates (excluding, in the case of Pershing Square, the PS Funds). The term “affiliate” has the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, but excludes, in the case of Pershing Square, the PS Funds.

(b)          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the invalid or unenforceable term or provision will be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Parties’ intentions with respect to such invalid or unenforceable term or provision. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior agreement between the Parties regarding the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties have entered into this Agreement as of the date first set forth above.

Pershing Square Capital Management, L.P.

By: /s/ William A. Ackman
Name: William A. Ackman
Title: Authorized Signatory
Address: 787 Eleventh Avenue, 9th Floor
New York, New York 10019

Howard Hughes Holdings Inc.

By: /s/ David O’Reilly
Name: David O’Reilly
Title: Chief Executive Officer
Address: 9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

[Signature Page to Standstill Agreement]